Exhibit 99.1
[Oklahoma Natural Gas Logo]	News
December 5, 2005	Media Contact: Don Sherry
405-551-6738

ONG customers to get $7 million credit in December

OKLAHOMA CITY -- Dec. 5, 2005 -- Oklahoma Natural Gas Company customers will receive an extra gift this holiday season in the form of credits on their December gas bills. In all, the company will distribute $6,937,327 to more than 800,000 customers throughout its service territory. All residential customers will receive a credit of $8.40 in December.

The credit represents Oklahoma Natural Gas Company's fulfillment of commitments it made in 2002 to modify its gas purchasing practices to reduce reliance on certain supply contracts that are used to secure supply during time of high demand and some of the fees associated with that method of acquiring gas for customers. The company also expanded its use of natural gas from storage and increased the volumes it purchases through fixed-price contracts months in advance of winter consumption.

"In a time of expensive and extremely volatile natural gas prices our ability to return nearly $7 million to our customers is a substantial accomplishment," said Oklahoma Natural Gas Company President Phyllis Worley. "The credit is a reflection of this company's century-long commitment to providing value, even when the market forces that drive natural gas prices are beyond our control as a utility," she said.

This December's credit brings to nearly $34 million the amount of savings realized by ONG customers through a reduction in gas cost expense and other credits since 2002.

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Oklahoma Natural Gas Company is a division of Tulsa-based ONEOK, Inc., (NYSE: OKE), a diversified energy company involved in natural gas distribution, processing, gathering, storage and transportation primarily in the mid-continent areas of the United States. The company's energy services operations provide service to customers in most states. ONEOK owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.

ONG provides natural gas service to more than 800 thousand customers in the state of Oklahoma.

For information about Oklahoma Natural Gas Company, visit the Web site: www.ong.com.

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